UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-18686

                        PAK MAIL CENTERS OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

                       7173 South Havana Street, Suite 700
                            Englewood, Colorado 80112
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
               (Title of each class of securities covered by this
                                      Form)

                                     [None]
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ X ]       Rule 12h-3(b)(1)(ii)      [   ]
     Rule 12g-4(a)(1)(ii)     [   ]       Rule 12h-3(b)(2)(i)       [   ]
     Rule 12g-4(a)(2)(i)      [   ]       Rule 12h-3(b)(2)(ii)      [   ]
     Rule 12g-4(a)(2)(ii)     [   ]       Rule 15d-6                [   ]
     Rule 12h-3(b)(1)(i)      [ X ]

Approximate number of holders of record as of the certification or notice date:
Two

Pursuant to the requirements of the Securities Exchange Act of 1934, Pak Mail Centers of America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 12, 2003                         By: /s/ Michael D. Thompson
                                            ------------------------------------
                                            Name: Michael D. Thompson
                                            Title: Attorney, Jenner & Block, LLC
                                                   One IBM Plaza
                                                   Chicago, Illinois 60611
                                                   312-840-7498